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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

April 10, 2002

Contacts:
     Mario S. Levis                             Richard F. Bonini
     Executive Vice President                   Senior Executive
     and Treasurer                              Vice-President & CFO
     Tel. (787) 749-7108                        Tel. (212)329-3729

                  DORAL FINANCIAL CORPORATION ANNOUNCES CLOSING
                   OF ISSUANCE OF $100 MILLION OF SENIOR NOTES

         San Juan, Puerto Rico, April 10, 2002, Doral Financial Corporation (NASDAQ:DORL) announced today the closing on April 10, 2002 of the issuance and sale of $30,000,000 of its 7.00% Senior notes due 2012, $40,000,000 of its 7.10%
Senior Notes due 2017 and $30,000,000 of its 7.15% Senior Notes due 2022.

         The Notes were sold at a price of 97.976% of the principal amount thereof, resulting in proceeds to Doral Financial, after selling commissions but before expenses, of approximately $97,726,260. The all-in blended cost to Doral Financial of the three series of notes taken as whole after selling commissions and expenses is approximately 7.36%.

         The notes were sold as part of a structured transaction in which the Puerto Rico Conservation Trust Fund, a Puerto Rico non-profit trust, purchased all three series of notes to back a tax exempt offering being made by the Trust in the local Puerto Rico market. Mario S. Levis, Executive Vice-President and Treasurer of Doral Financial Corporation, commented that the transaction allowed Doral Financial to obtain longer term funding than what would generally be available to the Company in the U.S. debt markets at these yields.